JOINT VENTURE AGREEMENT


THIS JOINT VENTURE AGREEMENT ("Agreement") made and entered into as of this 29th day of June, 2015, by and between Left Coast
Pictures, Inc. ("Left Coast") and Media Assets Group, Inc.
("Media Assets") (collectively the ?Parties? or ?Party?).


ARTICLE I
GENERAL PROVISIONS

1.01 Business Purpose. The business of the Joint Venture shall be to combine the respective Parties? efforts and assets for the creation, management, operation and any other functions necessary to produce, acquire, license and distribute independent films and television programing.

1.02 Term of the Agreement. This Joint Venture shall commence on the date first written above and shall continue in existence until terminated, liquidated, or dissolved by law or for a minimum period of two years.


ARTICLE II
GENERAL DEFINITIONS

The following comprise the general definitions of terms utilized in this Agreement:

2.01 Affiliate. An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

2.02 Capital Contribution(s). The capital contribution to the Joint Venture actually made by the Parties, including property, cash and any additional capital contributions made.

2.03 Profits and Losses.  Any profit or loss by the Joint
Venture for federal income tax purposes determined by the Joint
Venture's fiscal year, including, without limitation, each item of income, gain, loss or deduction.



ARTICLE III
OBLIGATIONS OF THE JOINT VENTURERS

3.01 General Obligations. Left Coast is responsible for all operations and decisions of the Joint Venture regarding the planning, staffing, management and operation of the Company?s platform, production, acquisition and licensing of independent films and television programs. Media Assets is responsible for the funding of a minimum of $250,000 necessary to build the distribution platform and for the acquisition of film and television licensing.

3.02 Exclusivity. Left Coast agrees to grant to Media Assets the Right of First Refusal on all films and television programing it may acquire as well as any future funding and on the same terms that Left Coast may be offered by outside parties.

3.03 Consideration. In consideration of the Joint Venture herein, Media Assets shall issue to Left Coast or its designees (see Exhibit A), 180,000,000 Common Shares in exchange for Series A Preferred Stock in Left Coast with a conversion rate equal to 20% of the current issued and outstanding of Left Coast at the time of conversion.


ARTICLE IV
ALLOCATIONS

4.01 Profits and Losses. Commencing on the date hereof and ending on the termination of the business of the Joint Venture, all profits, losses and other allocations to the Joint Venture shall be allocated in accordance to the Capital Contributions by Media Assets. For each $50,000 in funding by Media Assets, Media Assets shall be entitled to 10% of the profits.


ARTICLE V
RIGHTS AND DUTIES OF THE JOINT VENTURERS

5.01 Business of the Joint Venture. Each Party shall have full, exclusive and complete authority and discretion in the management and control of the business of the Joint Venture as it relates to their respective responsibilities for the purposes herein stated and shall make all decisions affecting their respective business of the Joint Venture. As such, each Party shall manage and control the affairs of the Joint Venture to the best of their ability and shall use its best efforts to carry out the business of the Joint Venture. Neither Party shall have any authority or right to act for or bind the Joint Venture without the express written consent of the other Party.


ARTICLE VI
AGREEMENTS WITH THIRD PARTIES AND
WITH AFFILIATES OF THE JOINT VENTURERS

6.01 Validity of Transactions. Affiliates of the Parties to this Agreement may be engaged to perform services for the Joint Venture. The validity of any transaction, agreement or payment involving the Joint Venture and any Affiliates of the Parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.
ARTICLE VII
PAYMENT OF EXPENSES

7.01. Each Party shall be responsible for its own expenses incurred as a result of this Joint Venture.


ARTICLE VIII
INDEMNIFICATION OF THE JOINT VENTURERS

8.01. The Parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The Parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.


ARTICLE IX
DISSOLUTION

9.01 Events of the Joint Venture. The Joint Venture shall be dissolved upon the happening of any of the following events: (a) the adjudication of bankruptcy, filing of a petition pursuant to a Chapter of the Federal Bankruptcy Act, withdrawal, removal or insolvency of either of the Parties; (b) the sale or other disposition, not including an exchange of all, or substantially all, of the Joint Venture assets; (c) mutual agreement of the Parties; (d) violation by either Party of the laws of the respective states, cities or municipalities where they shall engage business; or (e) violation of any other terms of this Agreement.


ARTICLE X
MISCELLANEOUS PROVISIONS

10.01 Books and Records. Left Coast shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture.

10.02 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.03 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the Parties other than those set forth herein provided for.

10.04 Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

10.05 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States, mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the Parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

10.06 Applicable Law. This Agreement shall be construed and enforced under the laws of the State of Nevada.

10.07 Other Instruments. The Parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

10.08 Non-Disclosure. Any information pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of both Parties, unless required by law or statute or any court, governmental or regulatory agency. All non-public information will be treated by the Parties as confidential information and the Parties agrees not to make use of such information other than in connection with its performance of this Agreement, provided however that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. ?Non-public information? shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Parties; (ii) was available to the Parties prior to its disclosure to the Parties by the Joint Venture, provided that such information is not known by the Parties to be subject to another confidentiality agreement with another Party; or (iii) becomes available to the Parties on a non-confidentiality basis from a source other than the Joint Venture, provided that such source is not bound by a confidentiality agreement with the Joint Venture.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


Left Coast Pictures, Inc.				Media Assets Group,
Inc.



_/s/ Raymond J McNamee___			_/s/ John Berner________
By:  Raymond J McNamee				By:  John Berner
Its: Chairman/CEO					Its: President










Exhibit A


Black Swan Partners				173,000,000

Sean A McNamee				       500,000

Cara E Hubbell				       500,000

Pamela S Curley				       500,000

Wanda J McNamee				       500,000